As filed with the Securities and Exchange Commission on July 18, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ALLAKOS INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	45-4798831
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

75 Shoreway Road, Suite A

San Carlos, California 94070

(650) 597-5002

(Address, including ZIP code, and telephone number, including area code, of registrant’s principal executive offices)

Robert Alexander, Ph.D.

President and Chief Executive Officer

Allakos Inc.

75 Shoreway Road, Suite A

San Carlos, California 94070

(650) 597-5002

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth A. Clark Tony Jeffries Jennifer Knapp Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300	Adam Tomasi, Ph.D. Chief Operating Officer and Chief Financial Officer 75 Shoreway Road, Suite A San Carlos, California 94070 (650) 597-5002	Alan F. Denenberg Stephen Salmon Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2004

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-225836

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	1,303,332	$18.00	$23,459,976	$2,921

(1)	Represents only the additional number of shares being registered and includes 169,999 shares issuable upon the exercise of the underwriters’ option to purchase additional shares. Does not include the securities, the offer and sale of which the registrant previously registered on a Registration Statement on Form S-1 (File No. 333-225836), as amended (the “Earlier Registration Statement”).
(2)	The registrant previously registered securities on the Earlier Registration Statement, which was declared effective by the Securities and Exchange Commission on July 18, 2018. In accordance with Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), an additional amount of securities having a proposed maximum aggregate offering price of $23,459,976 are hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.
(3)	Calculated pursuant to Rule 457(a) under the Securities Act.

This registration statement shall become effective upon filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

Pursuant to Rule 462(b) under the Securities Act of 1933, as amended, Allakos Inc., a Delaware corporation, is filing this registration statement with the Securities and Exchange Commission, or SEC. This registration statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1, as amended (File No. 333-225836), which we originally filed on June 22, 2018, or the Earlier Registration Statement, and which the SEC declared effective on July 18, 2018.

We are filing this registration statement for the sole purpose of increasing the aggregate number of shares of common stock, par value $0.001 per share, offered by us by 1,303,332 shares, 169,999 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of common stock. The additional shares of common stock that are being registered for issuance and sale pursuant to this registration statement are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Earlier Registration Statement. The information set forth in the Earlier Registration Statement is incorporated by reference in this filing.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 of the Form S-1 Registration Statement (Registration No. 333-225836)).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Carlos, State of California, on July 18, 2018.

ALLAKOS INC.

By:	/s/ Robert Alexander
Robert Alexander, Ph.D. President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Robert Alexander Robert Alexander, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2018

/s/ Adam Tomasi Adam Tomasi, Ph.D.	Chief Operating Officer, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	July 18, 2018

* Daniel Janney	Chair of the Board	July 18, 2018

* Robert Andreatta	Director	July 18, 2018

* Steve James	Director	July 18, 2018

* John McKearn, Ph.D.	Director	July 18, 2018

* Paul Walker	Director	July 18, 2018

*By:	/s/ Adam Tomasi
Adam Tomasi, Ph.D. Attorney-in-fact